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                                                                   Exhibit 10.11


[LOGO]
UNITED
NATIONAL
GROUP



                                                                November 7, 2003

CONFIDENTIAL

VIA FACSIMILE

Mr. David R. Bradley
50 Mohawk Drive
West Hartford, CT  06117

RE:  EXECUTIVE EMPLOYMENT AGREEMENT

Dear David:

We are very pleased to offer you ("Executive") the opportunity to join United National Group, Ltd. as Chief Executive Officer, as further outlined in the term sheet below:

POSITIONS & TITLES:                 CHIEF EXECUTIVE OFFICER of United National
                                    Group, Ltd. ("UNGL") beginning November 11,
                                    2003 or such later date as is acceptable to UNGL (the "Employment Date"). Executive will also be elected to the Board of Directors of UNGL (the "Board") beginning on the Employment Date. Executive shall also serve as Chief Executive Officer of Wind River
                                    Insurance Company (Bermuda), Ltd. and serve on the Board of any designated subsidiaries or affiliates of UNGL.


RESPONSIBILITIES:                   Executive shall be responsible for the
                                    general oversight and management of UNGL, including overall business strategy, all operating units (including the United States operations), operating plans and financial performance. Specifically, Executive shall be responsible for the development of a proactive specialty insurance and reinsurance business. Executive will devote his full time to UNGL and not engage in any outside business activities without the consent of the Board.

REPORTING:                          Executive will report to the Chairman and
                                    the Executive Committee of the Board and will have all other members of executive management of UNGL report to him.



LOCATION:                           Executive's principal offices will be based
                                    in Bermuda. The Company will assist
                                    Executive in relocating his primary
                                    residence to Bermuda and will provide
                                    Executive a monthly housing allowance
                                    mutually acceptable to the Executive and the
                                    Company to include rental cost of the
                                    Bermuda residence plus an additional $2,500
                                    per month, the total amount of which is
                                    expected to be no more than $12,500 per
                                    month. Executive also will maintain a
                                    residence in the reasonable proximity to the
                                    headquarters of the US operations, with
                                    Executive responsible for the expenses
                                    associated with maintaining such residence.
                                    The Company will reimburse Executive for his
                                    reasonable moving costs incurred in
                                    relocating to Bermuda provided that such
                                    costs are
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MR. DAVID R. BRADLEY
NOVEMBER 7, 2003
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                                    substantiated and pre-approved (to be repaid
                                    in full by Executive if he terminates his employment for any reason within one year of the Employment Date).

TERM:                               Through December 31, 2008.

ANNUAL CASH COMPENSATION:           $700,000: Base Salary of $450,000 ("Base
                                    Salary") beginning on the Employment Date, plus an annual bonus of between $100,000 and $375,000, based on achievement of 90% to 120% of targeted performance objectives and substantial progress on the corporate goals, each set by the Executive Committee
                                    ($250,000 at achievement of 100%). Such
                                    performance objectives and goals will be determined by the Board or a designated committee of the Board in consultation with Executive for each fiscal year and subject to the terms of the applicable annual bonus plan. Executive must be actively employed by UNGL and in good standing on the date UNGL's auditors approve the prior fiscal year's financial statements to be eligible for a bonus in respect of such prior fiscal year.
                                    For 2004 and each subsequent fiscal year, the Board or a designated committee of the Board will work with Executive to approve an annual bonus program for the senior management and other employees of UNGL.

EQUITY PACKAGE:                     200,000 UNGL SHARES AND STOCK OPTIONS: Until
                                    the earlier to occur of the consummation of
                                    the IPO and February 29, 2004, the Executive
                                    will have the opportunity to purchase up to
                                    33,333 shares of stock at the IPO price, to
                                    be fully vested upon purchase and receive,
                                    for each share purchased, five (5) times as
                                    many stock options with an exercise price
                                    equal to the IPO price of the Company's
                                    stock, and having a term of 10 years, 67.5%
                                    to vest based on Company performance,
                                    ratably over 4 years from the date of grant,
                                    and 32.5% to vest 20% per year, starting on
                                    December 31, 2004. In the event the Company
                                    does not complete an IPO at the time of
                                    Executive's stock purchase, the price per
                                    share for both the stock purchase and the
                                    option strike price will be determined, in
                                    good faith, by the Board. Executive must be
                                    actively employed and in good standing as of
                                    each option vesting date. All options and
                                    stock acquired by Executive will be subject
                                    to the Management Shareholders Agreement
                                    (the "MSA"), which imposes transfer
                                    restrictions on shares and which provides
                                    that UNGL may elect to repurchase such
                                    shares upon the Executive's termination of
                                    employment (if for cause or resignation, at
                                    the lesser of FMV or cost, if without cause,
                                    death or disability at fair market value).
                                    All of Executive's stock and options (pro
                                    rata with Fox Paine) are also subject to a
                                    "drag along" triggered by a sale by
                                    affiliates of Fox Paine & Company, LLC of at
                                    least 50% of its holdings in UNGL. Gains
                                    realized on the sale of shares or exercise
                                    of options may also be subject to recapture,
                                    and equity held by Executive may be subject
                                    to repurchase at the lower of cost or fair
                                    market value, in the event that Executive
                                    breaches his non-competition and
                                    non-solicitation obligations.
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MR. DAVID R. BRADLEY
NOVEMBER 7, 2003
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ADDITIONAL BENEFITS:                Executive will be entitled to receive 4
                                    weeks paid vacation annually and to
                                    participate, beginning on the Employment
                                    Date, in UNGL's health and other benefit plans and programs for senior executives and be covered under UNGL's D&O insurance and corporate indemnification policies.

NON-COMPETITION:                    For 18 months subsequent to Executive's
                                    termination for "cause" (as provided for in UNGL's senior executive employment agreements), or upon Executive's voluntary resignation, Executive shall be subject to
                                    (1) a competition prohibition covering
                                    specialty property and casualty
                                    insurance/reinsurance business, insurance agency and brokerage business and MGAs and producers for UNGL and its affiliates, provided that the foregoing restrictions shall not apply if (i) your subsequent employer does not engage in any new business arrangements (including capturing incremental market share) with any MGA doing business with UNGL or its affiliates (or any MGA under contemplation to do business with UNGL or its affiliates at the time of the Executive's departure), (ii) the otherwise competitive operations of your subsequent employer (including any future operations under your management) are undertaken without any direct or indirect involvement by you and (iii) such subsequent employer is not an affiliate of one of the following:
                                    Markel Corp., HCC Insurance Holdings, Penn
                                    America Group Inc., Admiral, Nautilus and
                                    Berkley Underwriting Partners, Philadelphia
                                    Consolidated Holding Corp., Great American,
                                    Scottsdale or RLI Corp. (2) a prohibition precluding your direct or indirect involvement in the solicitation of employees and customers, and (3) confidentiality restrictions. In the event that Executive is terminated without cause, the length of each of the above-referenced periods shall be 6 months.

SEVERANCE:                          Upon termination by Company other than for
                                    cause, Executive shall be entitled to
                                    receive a payment equal to 6 months of Base
                                    Salary, payable in monthly installments.
                                    Severance payments shall be conditioned upon the execution and delivery by Executive of a general release in favor of UNGL, and compliance with all post-termination obligations.

NO CONFLICTS:                       Executive represents and warrants that he is
                                    not a party to any agreement or arrangement that would limit in any manner his ability to perform his duties for UNGL, except as previously disclosed.

MISCELLANEOUS:                      This document is conditioned on approval by
                                    the Board. Subject to such Board approval
                                    this document represents a binding agreement
                                    of the parties setting forth a summary of
                                    the terms and conditions, and the parties
                                    agree to execute and deliver definitive
                                    documentation implementing the terms and
                                    conditions of this document, which will
                                    supercede this letter. Executive agrees to
                                    cooperate in connection with the execution
                                    and delivery of such documentation and all
                                    other related documentation. This Agreement
                                    is to be governed by and construed in
                                    accordance with the laws of Bermuda, without
                                    reference to principles of conflict of laws.
                                    All disputes between UNGL and Executive
                                    shall be resolved by binding confidential
                                    arbitration held in Bermuda, Philadelphia,
                                    Pennsylvania or New York City (selected by
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MR. DAVID R. BRADLEY
NOVEMBER 7, 2003
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                                    the Board) conducted by the Judicial
                                    Arbitration and Mediation Services, Inc.
                                    ("JAMS"). The parties agree that the
                                    arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in arbitration. The Company shall bear the costs of the arbitrators, however, each party shall bear their respective costs, including attorney's fees (and there shall not be any award of attorney's fees).
                                    Judgment on the award rendered in such
                                    arbitration may be entered in any court
                                    having jurisdiction. Nothing in this
                                    Agreement shall restrict the right of UNGL or its affiliates to seek injunctive relief arising out of any violation by Executive of the provisions of this Agreement relating to non-competition, non-solicitation, confidentiality and related matters. This
                                    Agreement supersedes all prior promises, representations, offers, contracts, and agreements among UNGL and Executive. This
                                    Agreement may not be amended except in a writing executed by Executive and the Chairman of the Board of UNGL (or other
                                    Board authorized designee), which writing shall be subject to Board approval. For purposes of this "Miscellaneous" paragraph and the general release referred to in the "Severance" paragraph above, the term "UNGL" includes United National Group, Ltd., its subsidiaries, affiliates and related entities (including without limitation Fox
                                    Paine Capital Fund II GP, LLC, Fox Paine
                                    Capital Fund II, L.P., Fox Paine Capital
                                    International Fund II, Ltd. and all persons and entities that are partners, shareholders, members or agents of any such related entities) (collectively, the
                                    "Related Entities"), and all partners,
                                    members, directors, employees, shareholders, affiliates and agents of UNGL, FPC or any other Related Entities. Notwithstanding anything herein to the contrary, this Agreement may be assigned by UNGL to any of its affiliates (including a Bermuda entity), and such assignee shall be the employer of the Executive.


Please indicate your agreement to the foregoing by returning to me (by facsimile or otherwise) a copy of this letter countersigned by you (where indicated below).

                                              Sincerely yours,

                                              UNITED NATIONAL GROUP, LTD.

                                              By:   /s/ Troy W. Thacker
                                                    ----------------------------
                                                    Troy W. Thacker
                                                    Director

Agreed and Accepted

/s/ David R. Bradley
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DAVID R. BRADLEY
November 8, 2003